TEMPUR SEALY ANNOUNCES FIRST QUARTER CASH DIVIDEND
–Increases quarterly cash dividend 18% to $0.13 per share

LEXINGTON, KY, February 8, 2024 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced that its Board of Directors has declared a first quarter cash dividend on its common stock of $0.13 per share. The dividend is payable on March 7, 2024 to shareholders of record as of February 22, 2024.

Tempur Sealy Chairman and CEO Scott Thompson commented, “We are pleased to announce this increase to our quarterly dividend. Our Board of Directors increased the quarterly dividend to $0.13 per share based on the strength of the Company’s market position and demonstrated ability to generate significant free cash flow. This marks the fourth increase to our dividend over the last three years, approximately doubling the cash dividend since it’s initiation in 2021."

About Tempur Sealy International, Inc.
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 750 Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com